Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-139446) on Form S-8 of our report dated March 31, 2010 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of American Shared Hospital Services for the year ended December 31, 2009.
/s/ MOSS ADAMS LLP
San Francisco, CA
March 31, 2010